Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT
with STEVEN J. SMITH

        THIS AMENDMENT (this “Amendment”), effective as of January 29th, 2007, by and between Journal Communications, Inc., a Wisconsin corporation (the “Company”), and Steven J. Smith (the “Executive”), amends that certain Employment Agreement, dated as February 8, 2005, by and between the Company and the Executive, as heretofore amended (the “Employment Agreement”).

        In consideration of the mutual covenants contained herein and the continued employment of the Executive by the Company, the parties agree as follows:

    1.        The Employment Agreement is hereby amended by deleting Section 1 thereof in its entirety and substituting therefor the following:

    “1.        Term of Agreement and Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, commencing on the date of this Agreement. Unless terminated earlier, as provided in Section 4 hereof, the term of this Agreement will end on April 10, 2016, the Executive’s 66th birthday. The Executive’s employment will not terminate solely by virtue of the expiration of this Agreement, but the rights and obligations of the parties under this Agreement will cease as of that date unless this Agreement shall have been extended or renegotiated by mutual agreement of the parties. The term during which the Executive is employed by the Company hereunder is hereafter referred to as the “Employment Period.” Notwithstanding the foregoing, if a Change in Control shall occur within two years prior to the expiration of the term of this Agreement, the term of this Agreement and the Employment Period term shall automatically be extended for a period of two years following the date of the Change of Control. For purpose of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events:

    (a)        individuals who, on the date of this Agreement, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the date of this Agreement and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “Person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 Act (the “1934 Act”) and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

    (b)        any Person becomes a “Beneficial Owner” (such term for purposes of this definition being as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (b), the following acquisitions shall not constitute a Change in Control: (v) an acquisition directly from the Company, (w) an acquisition by the Company or a Subsidiary of the Company, (x) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, (y) an acquisition by a Person who as of December 31, 2006 was a Beneficial Owner, directly or indirectly, of 15% or more of the Company Voting Securities, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (d) below); or

    (c)        any Person who as of December 31, 2006 was a Beneficial Owner, directly or indirectly, of 15% or more of the Company Voting Securities becomes a Beneficial Owner, directly or indirectly, of 40% or more of the Company Voting Securities; provided, however, that for purposes of this subsection (c), an acquisition directly from the Company shall not constitute a Change in Control; or

    (d)        the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of common stock of the Company (“Company Common Stock”) and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no Person (other than (w) any Person who as of December 31, 2006 is a Beneficial Owner, directly or indirectly, of 15% or more of the Company Voting Securities, (x) the Company or any Subsidiary of the Company, (y) the Surviving Entity or its ultimate parent, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 20% or more of the total common stock or 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(e)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.”

    2.        The Employment Agreement is hereby amended by adding the following sentence to the end of Section 3(b):

“Without limiting the foregoing, for a period of two years after the occurrence of a Change in Control, the Executive’s target annual bonus opportunity shall be no less than his target annual bonus opportunity for the last full fiscal year prior to the effective date of the Change in Control.”

    3.        The Employment Agreement is hereby amended by deleting Section 4(c)(i)(D) thereof in its entirety.

    4.        The Employment Agreement is hereby amended by adding the following sentence to the end of Section 4(c)(i) thereof:

“Without limiting the foregoing, in the event a Change in Control shall occur during the Employment Term, any termination of employment by the Executive during the 30-day period immediately following the 6-month anniversary of the Change in Control shall be deemed to be a termination for Good Reason for all purposes of this Agreement. The foregoing sentence shall not apply if the Change in Control is a management-led buy-out or similar going-private transaction in which the Executive, or a group of which he is a member, participates as an acquiror.”

    5.        The Employment Agreement is hereby amended by deleting Section 5(a) thereof in its entirety and substituting therefor the following:

    “(a)        By the Company other than for Cause or Disability; by the Executive for Good Reason. If, during the Employment Period, (x) the Company terminates the Executive’s employment, other than for Cause or Disability, or (y) the Executive terminates employment for Good Reason,

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination (or any later date required by Section 14) the aggregate of the following amounts:

A.	the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; and

B.	the product of (x) the Executive’s target annual incentive bonus for the year in which the Date of Termination occurs (“Target Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the “Prorata Current Year Bonus”); and

C.	a severance payment equal to 300% times the sum of (i) the Executive’s Annual Base Salary and (ii) Target Annual Bonus; and

    (ii)        the Company shall continue to provide, for thirty-six (36) months after the Date of Termination (the “Welfare Benefits Continuation Period”), the benefits set forth in paragraph (c) of Section 3 as if he had remained employed by the Company pursuant to this Agreement throughout the Welfare Benefits Continuation Period. To the extent any benefits described in paragraph (c) of Section 3 cannot be provided pursuant to the plan or program maintained by the Company for its executives, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Executive and his family. During any period when the Executive is eligible to receive health and similar benefits under another employer-provided plan, the benefits provided by the Company under this paragraph (a) of Section 5 may be made secondary to those provided under such other plan; and

    (iii)        all of the Executive’s equity or incentive awards outstanding on the Date of Termination shall be treated as follows: (x) all time-based restrictions on awards of restricted stock or unit awards shall lapse as of the Date of Termination, (y) each such option or stock appreciation right shall be fully vested and exercisable as of the Date of Termination and shall remain in effect and exercisable through the later of (i) the 15th day of the third month following the date at which, or December 31 of the calendar year in which, the option would otherwise have expired if it had not been extended, based on the terms of the option at its original grant date, or (ii) if permitted without a violation of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the end of its original term, without regard to the termination of the Executive’s employment; and (z) any performance shares or units shall be governed by the terms and conditions of the Company’s long-term incentive plan under which they were awarded.

The payments and benefits provided pursuant to this paragraph (a) of Section 5 are intended as liquidated damages for a termination of the Executive’s employment by the Company other than for Cause or Disability or for the actions of the Company leading to a termination of the Executive’s employment by the Executive for Good Reason, and shall be the sole and exclusive remedy therefor.”

    6.        The Employment Agreement is hereby amended by deleting Sections 5(b) and (c) thereof in their entirety and substituting therefor the following:

    “(b)        Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall pay to the Executive’s designated beneficiaries (or, if there is no such beneficiary, to the Executive’s estate or legal representative), any portion of the Executive’s Annual Base Salary through the Date of Termination that has not yet been paid and the Prorata Current Year Bonus.

    (c)        Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Executive shall be entitled to any potion of the Executive’s Annual Base Salary through the Date of Termination that has not yet been paid, to the Prorata Current Year Bonus, and to such other, nonduplicative benefits as may be provided by the Company’s current disability program.”

    7.        The Employment Agreement is hereby amended by deleting Section 8 thereof in its entirety and substituting therefor the following:

        “8.        Restrictions on Conduct of the Executive.

        (a)        For purposes of this Section 8, the following definitions apply:

    (i)               “Company” means the Company and/or any one or more of its affiliates that were within the Executive’s management responsibility, including the responsibility of personnel reporting to the Executive, at any time within two (2) years prior to the Executive’s termination.

    (ii)               “Confidential Information” means information of the Company that meets one or more of the following three conditions: (i) it has not been made available generally to the public or to the trade or industry by the Company or by another with the Company’s consent; (ii) it is related to, and useful or valuable in, the current or anticipated business of the Company and its value could be diminished by unauthorized disclosure or use; or (iii) it either has been identified as confidential to the Executive by the Company (orally or in writing) or it has been maintained as confidential from outside parties or is recognized as intended for internal disclosure only. Confidential Information includes but is not limited to strategic and other business plans and budgets, non-public financial data and forecasts, know-how, research and development programs, personnel information (including information about the identity, responsibilities, competence, compensation and satisfaction of the Company’s employees), information about planned or pending acquisitions or divestitures, sales methods, customer lists, customer usages and requirements, customer purchase histories, marketing programs, computer programs and other confidential technical or business information or data.

              (iii)        “Trade Secret” means information of the Company, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

         (b)        During employment with the Company, the Executive shall preserve and protect Confidential Information from unauthorized use or disclosure, and for a period of two (2) years after termination of such employment, the Executive shall not use or disclose any Confidential Information in connection with or to benefit any person, company or other enterprise (including the Executive) which is engaged in or is planning to become engaged in direct competition with the Company in any state of the United States of America where, at the time this Agreement is to be enforced, the Company is engaged, or has demonstrable plans to engage that were known to the Executive during employment, in substantial business activities.

         (c)        During employment with the Company, the Executive shall preserve and protect Trade Secrets from unauthorized use or disclosure, and after termination of such employment, the Executive shall not use or disclose any Trade Secret indefinitely, or for so long as that Trade Secret remains a Trade Secret under applicable law.

         (d)        The Executive agrees that, at all times during the term of employment hereunder, and for a period ending two (2) years following the Date of Termination for any reason, the Executive will not directly or indirectly, participate in or assist in, the organization, planning, preparation, ownership, financing, management, operation or control, nor have any beneficial interest in more than 5% of the equity, of any corporation, partnership, association or other person or entity which directly competes or is planning to directly compete with the Company with respect to the operations of the Company that were within the Executive’s management responsibility, including the responsibility of personnel reporting to the Executive, at any time within two (2) years prior to the Executive’s termination (“Competitive Business”), if:

              (i)        said Competitive Business would utilize the Executive’s services for the benefit of any broadcast, cable, print or other mass communications media operations serving any Metropolitan Statistical Area, as that term is defined by the United States Government, where, during two (2) years preceding the Executive’s termination and at the time this Agreement is to be enforced, the Company is engaged, or has demonstrable plans to engage that were known to the Executive during employment, in broadcast, cable, print or other mass communications media operations; and

              (ii)        Confidential Information acquired by the Executive during the two (2) years preceding the Executive’s termination would reasonably be expected to be useful to the performance of the Executive’s duties in such employment.

         (e)        The Executive acknowledges that a duty of loyalty to the Company and a duty to protect the Company’s confidential information are imposed upon the Executive by law, including section 134.90 of the Wisconsin Statutes.

         (f)        For a period of two (2) years following the Date of Termination, the Executive agrees not to solicit or induce, or to assist anyone else in soliciting or inducing, directly or indirectly, any employee of the Company who was supervised by the Executive, or about whom the Executive obtained any Confidential Information, during the last two (2) years of the Executive’s employment by the Company, to terminate their employment with the Company or to accept employment with a Competitive Business. This provision is not intended to restrict the employment opportunities of any employees of the Company who seek employment with a Competitive Business without any solicitation or inducement by the Executive.

         (g)        The Executive acknowledges that the Company has disclosed that the Company is now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy. By executing this Agreement, the Executive consents to be bound by any such duty owed by the Company to any third party.

         (h)        At the Date of Termination, or at any time upon the Company’s request, the Executive shall deliver to the Company the original and all copies of all documents, records and property of any nature whatsoever which are in the Executive’s possession or control and which are the property of the Company or which relate to the business activities, facilities or customers of the Company, including any records, documents or property created by the Executive in said capacity. the Executive agrees to attend an exit interview upon termination of employment to ensure compliance with the terms of this Agreement.

         (i)        For the period of two (2) years immediately following the Date of Termination, the Executive will inform each new employer, prior to accepting employment, of the existence of this Section 8 and provide that employer with a copy of it. In addition, the Executive hereby authorizes the Company to forward a copy of this Section 8 to any actual or prospective new employer.”

8.	The Employment Agreement is hereby amended by deleting Section 11(a) thereof in its entirety and substituting therefor the following:

“(a)	The Company and the Executive agree that any dispute in connection with this Agreement shall be settled by binding arbitration conducted pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”). Notwithstanding the foregoing, (i) the assessment of legal fees and related costs of such arbitration incurred by the Executive shall be governed by the provisions of Section 15 of this Agreement; (ii) the arbitration shall be determined by a single arbitrator, not a panel; (iii) both the Company and the Executive shall be permitted to seek summary disposition prior to hearing; and (iv) the decision rendered by the arbitrator shall be in writing and set forth findings of fact and conclusions of law.”

9.	The Employment Agreement is hereby amended by adding the following Section 13:

“13. Limitation of Benefits.

(a)	Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of the Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Company because of Section 280G of the Code (the “Reduced Amount”). For purposes of this Section 13, present value shall be determined in accordance with Section 280G(d)(4) of the Code. In the event it is necessary to reduce the Payments, the Executive shall direct which Payments are to be modified or reduced.

         (b)        All determinations required to be made under this Section 13, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 13 (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

(c) In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 13 shall be of no further force or effect.”

    10.        The Employment Agreement is hereby amended by adding the following Section 14:

“14. Code Section 409A.

(a)	Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service, then if and to the extent necessary to comply with Code Section 409A: (i) if the payment or distribution of such amount or benefit is payable in a lump sum, such payment or distribution will be delayed until the first day following the six-month anniversary of the Executive’s separation from service, and (ii) if the payment or distribution of such amount or benefit is payable over time, the amount that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated and paid to the Executive, without interest, on the first day following the six-month anniversary of the Executive’s separation from service, whereupon the normal payment or distribution schedule will resume.

         (b)        Notwithstanding anything in this Agreement to the contrary, if and to the extent necessary to comply with Code Section 409A: (i) for the first six months of the Welfare Benefits Continuation Period, the Executive shall pay the full cost of provision of health insurance coverage provided by the Company to the Executive and the Executive’s dependant family members under this Agreement, (ii) on the first day following the six-month anniversary of the Executive’s separation from service, the Company will reimburse the Executive for the cost of such first six-months coverage that would otherwise have been payable or otherwise contributed by the Company, and (iii) thereafter, the Company will resume its obligations to provide such coverage for the remainder of the Welfare Benefits Continuation Period, as provided in the Agreement.”

    11.        The Employment Agreement is hereby amended by adding the following Section 15:

“15.	Costs of Enforcement. The Company shall reimburse the Executive, on a current basis, up to $200,000 for reasonable legal fees and related expenses incurred by the Executive in connection with this Agreement, including without limitation, such fees and expenses, if any, incurred (i) by the Executive in contesting or disputing any termination of Executive’s employment, or (ii) the Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not the Executive’s claim is upheld by an arbitral panel or a court of competent jurisdiction; provided, however, the Executive shall be required to repay to the Company any such amounts to the extent that an arbitral panel or a court issues a final and non-appealable order, judgment, decree or award setting forth the determination that the position taken by the Executive was frivolous or advanced by the Executive in bad faith. In addition, and without regard to the foregoing dollar cap, the Executive shall be entitled to be paid all reasonable legal fees and expenses, if any, incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit hereunder. All such payments shall be made within five business days after delivery of the Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.”

12.	As amended hereby, the Employment Agreement, as heretofore amended, shall be and remain in full force and effect.

(signatures on following page)

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

JOURNAL COMMUNICATIONS, INC.

By: /s/ Roger D. Peirce
Roger D. Peirce
Chair, Compensation Committee

EXECUTIVE

/s/ Steven J. Smith Steven J. Smith

11